Exhibit 10.3
Coty Services UK Ltd.
Eureka Park
Ashford, Kent
TN25 4AQ UK
T 01233 625076
Patrice de Talhouët
XX XXXXXXXX XXXX XXXXX
XXXXXXX
London
XXX XXX

29, November 2017
Dear Patrice
I refer to the subscription agreement, dated as of November 16, 2017, entered into between you and Coty Inc “Coty”), attached hereto as Annex 1, and as may be amended from time to time (the “Subscription Agreement”), pursuant to which you purchased from Coty 200,000 shares of Series A Preferred Stock. This letter sets out our agreement in respect of certain related matters. Capitalized terms used in, but not defined in, this letter shall have the meanings given to them in the Subscription Agreement.
Coty Services UK Limited (the “Company”) shall pay to you a bonus of US$36,000 (the “Additional Bonus”), less any deductions required by law. In the event that your employment terminates prior to the Exchange Date, you shall repay to the Company an amount equal to the Additional Bonus within 30 days of the date on which your employment terminates, except where the termination is due to either: (i) a termination by the Company without Cause; or (ii) a termination as a result of your death or Disability; or (iii) a termination by you for Good Reason within 12 months following a Change in Control occurring after the first anniversary of the original issue date of the Series A Preferred Stock under the Subscription Agreement. You agree that the Company may deduct any amount payable by you pursuant to the terms of this letter from any amounts due to you.
In the event of the exchange of any Vested Series A Preferred Stock in accordance with the terms of the Subscription Agreement where the Fair Market Value of a share of Class A Common Stock on the Exchange Date is greater than the amount set forth in the Subscription Agreement you shall be entitled to receive a cash bonus equal to the number of Vested Series A Preferred Stock which are exchanged multiplied by US$2.82, less any deductions required by law. A bonus payable under this paragraph shall be paid within 30 days of the relevant Exchange Date. Notwithstanding anything else contained in this letter to the contrary, if and to the extent that any portion of the bonus payable under this paragraph is attributable to services performed in the United States or is otherwise subject to US taxation because you

BEAUTY, CELEBRATED & LIBERATED
Coty Services UK Ltd. Registered in England & Wales, No. 325646 Registered Office at Eureka Park, Ashford Kent TN25 4AQ

are resident in the United States, such amount will be payable not later than March 15 of the year following the year in which the preferred stock of Coty purchased by you pursuant to the Subscription Agreement become Vested Series A Preferred Stock (unless otherwise deferred in accordance with the requirements of Section 409A of the Internal Revenue Code).
You shall indemnify the Company for itself and on behalf of each affiliated entity in relation to any national, local and any other applicable taxes and national insurance contributions and other social charges or taxes not already deducted from the amounts payable to you under this letter (or any taxes replacing the same) for which the Company or any affiliated entity has an obligation at any time to account (whether during the your employment by the Company or after its termination) in relation to Executive and your authorise each the Company and each affiliated entity to deduct any indemnified amount from any amount otherwise payable to Executive.
This letter shall be governed by and construed in accordance with the laws of England and the parties submit to the jurisdiction of the courts of England and Wales.
Please sign below to acknowledge your agreement to the terms of this letter.
Yours sincerely,
/s/Sebastien Froidefond
For and on behalf of Coty Services UK Limited

Acknowledged and agreed:
/s/Patrice de Talhouët
Patrice de Talhouët